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Exhibit 5.1
April 15, 2022

Foghorn Therapeutics Inc.
500 Technology Square, Ste 700
Cambridge, MA 02139

Re:    Registration Statement on Form S-3 (File No. 333-262711)

Ladies and Gentlemen:
We have acted as counsel to Foghorn Therapeutics Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of shares (the “Shares”) of the common stock, $.0001 par value (the “Common Stock”) of the Company having an aggregate offering price of up to $200,000,000, which the Company may issue and sell from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the above-referenced registration statement (as amended through the date hereof, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act and the related prospectus supplement dated April 15, 2022 (the “Prospectus Supplement”) relating to the sale of the Shares. The Shares will be sold pursuant to a Sales Agreement, dated April 15, 2022, by and between the Company and Cowen and Company, LLC (the “Agreement”).
In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.
The opinions expressed below are limited to the General Corporation Law of the State of Delaware (the “DGCL”).
Based upon and subject to the foregoing, we are of the opinion that when the Shares are issued out of the Company’s duly authorized Common Stock and, issued and delivered pursuant to the terms of the Agreement and against payment of the consideration set forth therein, the Shares will be validly issued, fully paid and non-assessable.

Foghorn Therapeutics Inc.    - 2 -

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP